Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

July 25, 2006

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 14.3% GAIN IN Q2 2006 DILUTED EPS ON RECORD SALES.  2006 DILUTED EPS FORECAST INCREASED $0.10 TO $3.90-$4.00 DUE TO IMPROVED TAX AND CURRENCY EXPECTATIONS.

HIGHLIGHTS:

Sales, Income and EPS Results:

•	Q2 2006 sales grew to a record level of $448.5 million. Second quarter and first half 2006 organic sales growth of 1.2% and 5.5%, respectively, were in-line with expectations.

•	Q2 2006 operating and pretax income margins remained strong at 23.1% and 21.6%, respectively.

•	Reported and proforma increases in diluted EPS were 14.3% and 11.8%, respectively, for Q2 2006. Q2 2006 diluted EPS of $1.04 includes $.06 from a favorable tax rate (relative to earlier guidance). Comparable proforma diluted EPS for Q2 2005 was $.93. A reconciliation of proforma to reported diluted EPS can be found on page 10 of this release.

Outlook

•	Full year 2006 organic sales growth expectations remain at 7%, reaffirming the Company’s previously announced annual goal. An approximate 1% carryover benefit from the February 2005 acquisition of the JRH industrial cell culture business will augment organic growth, resulting in an expected 8% overall increase in reported sales for full year 2006. At June 30, 2006 rates, currency is expected to benefit second half sales and to be neutral for the full calendar year.

•	Management is raising its full year 2006 diluted EPS forecast to $3.90 to $4.00, reflecting a lower than previously expected tax rate and improved currency benefits. This range also includes an expected impact of about $.16 per share from stock-based compensation expense under Statement of Financial Accounting Standards No. 123 (R) (SFAS 123(R)). Diluted EPS of $3.76 for 2005 did not include a $.14 per share impact that would have reduced reported diluted EPS had the provisions of SFAS 123(R) been applied to that year’s diluted EPS.

CEO’s STATEMENT:

Commenting on second quarter performance and expectations for the year, President and CEO Jai Nagarkatti said: “We are pleased with our sales growth in the first half of 2006 while maintaining operating income margins and enjoying a boost from a favorable tax rate. This performance renews our confidence in meeting our organic sales growth expectations for all of 2006 and enables us to increase our annual diluted EPS guidance to $3.90 to $4.00.”

Nagarkatti continued, “Our new customer centric business unit structure is meeting or exceeding both our expectations and those of the many customers with whom I’ve visited this year. And our fundamental focus remains the same: to be a leader in life science, high technology and service. We continue to make progress on each of the five key growth initiatives in the evolutionary strategic plan we launched roughly a year ago and fully implemented at the beginning of this year, as follows:

•	Customer relationships continue to improve as we work with them to meet their changing needs with new and innovative products and services,

•	Our ongoing commitment to process improvement allows us to help our customers, provide challenging work for our employees, maintain margins that are among the best in our industry and achieve targeted superior returns for our shareholders, all while investing simultaneously in future growth opportunities,

•	Our second quarter acquisitions of Beijing Superior in China and Iropharm in Ireland support two goals-to expand in international markets and to reinvest in growth through attractive acquisitions,

•	And, we continued to increase sales contributions from web-based ordering through our industry-leading www.sigma-aldrich.com web site.”

“Based on results to date, we remain confident that these five growth initiatives will enable us to achieve our targeted organic sales growth of 7% for 2006 and continue our pattern of annual improvements in EPS by beating our previously shared estimates and reporting full year 2006 diluted EPS of $3.90 to $4.00.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2005):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported sales increased 1.0% in the second quarter of 2006 to a record quarterly level of $448.5 million. The reported sales gain for the first half of 2006 was 5.7%. Organic sales growth for the second quarter and first half of 2006 (excluding currency impacts in both periods and the contribution from JRH’s industrial cell culture business in the first half results) was 1.2% and 5.5%, respectively. After reporting exceptionally strong organic growth in the first quarter of 2006 due in part to the relative timing of the Easter holiday and the final quarter of including modest growth from the integrated Proligo acquisition, sales levels in the second quarter improved again to the record level of $448.5 million from $443.1 million in the first quarter of 2006. Sales gains were driven by the success of new sales initiatives. The second quarter additions of our dealer (Beijing Superior) in China and Iropharm made a modest contribution to this growth. Our first half organic sales growth was affected by the Easter holiday at academic customers in the U.S. and Europe and the traditionally lumpy nature of our SAFC business. The impact of currency reduced otherwise reportable growth for the second quarter and first six months by 0.2 and 2.1 percentage points, respectively. Other highlights for our four Business Units include:

Research Essentials (Organic growth-Q2: (0.6%), YTD: 4.2%): Modest growth in all commercial customer segments in the second quarter was offset by a decline in sales to academic accounts. Growth in sales of this unit’s key product group, lab essentials, was offset by modest declines in demand for cell culture and analytical reagents. A focus on promoting innovative solutions to economic buyers enabled this unit to slightly exceed its strategic growth goal of 4.0% for the first half of 2006.

Research Specialties (Organic growth-Q2: 2.1%, YTD: 5.7%): This unit also experienced growth in all commercial customer segments that was only partially offset by declines in sales to academic accounts. First half 2006 sales growth was largely in line with this unit’s 6.0% organic growth target, with steady contributions from this unit’s focus on traditional analytical and chemical synthesis applications helped by initiatives that take advantage of opportunities in the faster growth areas of drug discovery, material science and specialty biochemicals.

Research Biotech (Organic growth-Q2: 1.4%, YTD: 7.7%): The benefit provided over the four quarters ending March 31, 2006 from the April 2005 acquisition of Proligo and its integration into our existing synthetic DNA business was reduced as overall sales of synthetic DNA products remained stable with first quarter 2006 levels and pricing for these products declined slightly in response to productivity improvements in this industry. Continued growth in molecular biology product sales contributed to this unit’s growth in the second quarter of 2006.

SAFC (Fine Chemicals; Organic growth-Q2: 1.0%, YTD: 5.1%): Q2 2006 sales of $127.3 million represent a new record high for this unit, exceeding the prior record level of $126.4 million achieved in the second quarter of 2005, and a 15% sequential improvement over the $110.7 million of sales achieved in the first quarter of 2006. Demand from pharmaceutical and diagnostic manufacturers in both the U.S. and Europe remained strong. Booked orders for future delivery, one partial indicator of possible future sales results, also reached a new all time high, giving us strong conviction about our ability to achieve targeted organic growth of 10% for all of 2006. After contributing to Q2 2006 growth, the May 2006 addition of Iropharm, a custom chemical synthesis business in Arklow, Ireland, and its immediate integration into the SAFC organization, will also benefit full year 2006 sales growth.

Internet: Ongoing efforts to enhance Internet capabilities as we strive to maintain our superiority in this rapidly developing order and information tool boosted E-commerce Research Sales (for Research Essentials, Research Specialties and Research Biotech) to 35% of consolidated Research sales in Q2 2006, up from 34% in Q1 2006. This continued our established pattern of meeting or beating prior quarterly contributions in each of the prior 14 quarters since the Internet became a key part of our sales growth strategy.

International: Efforts to grow international (non-European) sales at a faster pace and boost their overall contribution from 20% of total sales in 2005 to 25% by 2010 led to second quarter international sales increases before currency impacts of 10.0%. Continued emphasis in the developing markets of China, India and Brazil provided currency adjusted sales growth of at least 30% in each country.

INCOME ANALYSIS:

A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 10 of this release.

Reported diluted EPS for 2006’s second quarter was $1.04. This includes a $.06 Q2 2006 tax benefit, not reflected in prior EPS guidance for a 31-32% effective tax rate for 2006. This tax rate improvement resulted from a reduction in tax liabilities related to tax audit activity and favorable worldwide tax benefits and geographic income mix that lowered the effective tax rate from 32.1% in 2006’s first quarter to 27.6% in Q2 2006. Stock-based compensation expense under SFAS 123(R) reduced otherwise reportable diluted Q2 2006 EPS by $.05 per share. Reported diluted EPS for 2005’s second quarter was $.91, including an inventory purchase accounting charge of $.05, but excluding a $.03 per share impact for stock-based compensation expense which would have been included had the provisions of SFAS 123(R) been applicable to that period. On a proforma basis, second quarter 2006 diluted EPS of $1.04 increased 11.8% over the Q2 2005 proforma diluted EPS of $.93.

Reported operating income was 23.1% and 23.2% of sales, respectively, for the second quarter and first six months of 2006 compared to 20.9% and 21.8% of sales for the same two respective periods of 2005. Gross margins were 52.3% and 52.0% of sales, respectively, for the second quarter and first six months of 2006 compared to 50.2% and 51.0% of sales for the same two respective periods of 2005. The improved gross margin in both the second quarter and first half of 2006 compared to the comparable periods in 2005 relates to the inclusion of the inventory purchase accounting charge (to adjust acquired inventories to their fair market values) for the first two months of 2006 versus the final four months of 2005’s first half, as well as to favorable product mix in 2006. Higher raw material, energy and fuel costs experienced by other chemical businesses had little impact on the 2006 gross margins. After showing modest improvement relative to sales in the first quarter of 2006 compared to 2005’s first quarter, second quarter S,G&A expenses rose to 26.2% of sales in 2006, roughly equivalent to the level for the second quarter 2005, as the increase from stock-based compensation expense was augmented by adding 15 employees to our sales effort in the second quarter. The net benefit of all of these changes was more than sufficient to offset the impact of increased interest costs from borrowings for both this and last year’s acquisitions and share repurchases and higher interest rates to produce pretax margins of 21.6% and 21.9% of sales, respectively, for the second quarter and first six months of 2006 compared to 19.8% and 21.0% for the respective periods of 2005.

OUTLOOK:

We continue to expect organic sales growth for 2006 in line with our previous forecast of 7%. The Q2 2006 acquisitions of Beijing Superior, the Company’s primary distributor in China, and of Iropharm, a custom chemical synthesis business located in Ireland, are expected to make modest contributions to this internal growth. Due to the combination of previously reported export sales into our expanded operation in China and the full integration of the acquired Iropharm manufacturing unit into our SAFC production network, the modest benefits from these additions are not easily segregated and will not be separately reported. The first quarter benefit from the overhang of the JRH acquisition translates to an additional 1% beyond this 7% organic growth. Ongoing efforts to pursue other desirable acquisition candidates may further enhance internal growth in 2006 and 2007 as we seek to achieve our targeted 3% annual acquisition contribution.

Based on first half results, expectations for a more favorable tax rate for the remainder of 2006, currency rates at June 30, 2006 levels, the sales expectations described above and other expectations for our business, management has increased its 2006 reported diluted earnings per share forecast to $3.90 to $4.00, a $.10 improvement. This assumes a tax rate for the combined final two quarters of 2006 in the 29-30% range, with variations in the quarterly tax rate likely. If the U.S. R&D tax credit were reinstated, the second half tax rate would likely be toward the lower end of that range and provide a modest positive benefit to otherwise reportable diluted EPS. This diluted EPS range includes an estimated impact of about $.16 per share for stock-based compensation expense under SFAS 123(R). If the 2005 reported diluted EPS of $3.76 was reduced by a $.14 per diluted share charge for stock-based compensation expense to make both periods comparable, our 2006 EPS increase would range from 8% to 10%. Reported pretax margins for the full year 2006 are expected to be at least 21%, roughly equivalent to that achieved for all of 2005. Cost savings from process improvement efforts, which are expected to be at least $15 million in 2006, will be reinvested to support our ongoing efforts to achieve above market rate sales growth. Modest share repurchase activity may also benefit EPS growth.

OTHER INFORMATION:

Return On Equity: Our return on equity at June 30, 2006 was 20.6%, slightly exceeding our long-term goal of 20.0%.

Share Repurchase: Another 0.8 million shares were acquired during the second quarter of 2006 at an average price of $69.23 per share. Since beginning the program in late 1999, 39.3 million shares have been acquired at an average purchase price of $37.76 per share. There were 66.4 million shares outstanding at June 30, 2006. The Company expects to continue share repurchases to acquire the remaining 0.7 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations in the first half of 2006 compared to the first half of 2005 increased by $8.9 million to $134.3 million. Capital expenditures of $30.8 million for the first half of 2006 were $20.1 million less than that for the first half of 2005.

Short-term borrowings were $334.7 million at a weighted average interest rate of 4.9% and long-term debt was $255.6 million at a weighted average interest rate of 5.8% as of June 30, 2006. The debt to capital ratio at June 30, 2006 was 30.7%.

Accounts receivable days sales outstanding at June 30, 2006 was 49 days, equivalent to the June 30, 2005 level and one day above the record low of 48 days achieved at both March 31, 2005 and December 31, 2005. Reported inventories were $585.6 million at June 30, 2006 compared to $550.4 million at December 31, 2005, with inventory months on hand increased to 7.8 months at June 30, 2006 from 7.4 months at December 31, 2005 as currency exchange rates boosted reported carrying values, modest increases in stocks at major U.S. distribution locations were made to improve on-time service deliveries and a modest amount of inventory was added with the Iropharm acquisition.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2006 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2006 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including stock-based compensation expense, the sales benefit from acquisitions and the related inventory purchase accounting charge, and the Q1 2005 tax benefit. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 12-Contingent Liabilities and Commitments-in the Company’s Form 10-Q report for the quarter ended March 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$448.5	$444.0	$891.6	$843.8
Cost of products sold	214.0	221.2	428.3	413.2

Gross profit	234.5	222.8	463.3	430.6
Selling, general and administrative expenses	117.7	116.8	230.2	221.6
Research and development expenses	13.4	13.1	26.4	24.8
Interest, net	6.3	4.9	11.6	7.1

Income from operations before income taxes	97.1	88.0	195.1	177.1
Provision for income taxes	26.8	25.5	58.3	40.0

Net income	$70.3	$62.5	$136.8	$137.1

Net income per share - Basic	$1.06	$0.92	$2.05	$2.00

Net income per share - Diluted	$1.04	$0.91	$2.02	$1.98

Weighted average number of shares outstanding - Basic	66.6	68.2	66.9	68.5

Weighted average number of shares outstanding - Diluted	67.6	69.0	67.8	69.3

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$165.9	$98.6
Accounts receivable, net	256.6	207.2
Inventories	585.6	550.4
Deferred taxes	56.1	48.4
Other current assets	40.2	45.6

Total current assets	1,104.4	950.2
Property, plant and equipment, net	633.3	613.1
Goodwill, net	348.0	336.4
Intangibles, net	127.1	129.6
Other assets	130.7	102.0

Total assets	$2,343.5	$2,131.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$334.7	$218.0
Accounts payable	91.1	90.0
Accrued payroll and payroll taxes	43.8	45.5
Accrued income taxes	63.6	52.5
Other accrued expenses	65.6	54.7

Total current liabilities	598.8	460.7

Long-term debt	255.6	283.2
Deferred post-retirement benefits	57.6	59.0
Deferred taxes	78.8	80.2
Other liabilities	23.3	14.8

Total liabilities	1,014.1	897.9

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	67.2	59.0
Common stock in treasury	(1,334.9)	(1,264.4)
Retained earnings	2,413.3	2,304.5
Accumulated other comprehensive income	82.9	33.4

Total stockholders’ equity	1,329.4	1,233.4

Total liabilities and stockholders’ equity	$2,343.5	$2,131.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$136.8	$137.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.8	43.1
Deferred income taxes	(23.7)	(33.1)
Other	9.0	2.7
Changes in assets and liabilities:
Increase in accounts receivable	(37.8)	(48.5)
(Increase) decrease in inventories	(11.6)	5.3
Increase in accrued income taxes	8.4	6.4
Other	9.4	12.4

Net cash provided by operating activities	134.3	125.4

Cash flows from investing activities:
Property, plant, and equipment additions	(30.8)	(50.9)
Proceeds from sale of property, plant and equipment	2.4	0.9
Acquisitions of businesses	(0.9)	(427.7)
Other, net	(10.8)	(3.9)

Net cash used in investing activities	(40.1)	(481.6)

Cash flows from financing activities:
Net issuance of short-term debt	114.5	274.4
Issuance of long-term debt	—	150.0
Repayment of long-term debt	(49.7)	(1.3)
Payment of dividends	(28.0)	(25.8)
Treasury stock purchases	(86.2)	(79.4)
Exercise of stock options	15.9	7.1
Excess tax benefits from stock-based payments	1.8	—

Net cash (used in) provided by financing activities	(31.7)	325.0

Effect of exchange rate changes on cash	4.8	(8.0)

Net change in cash and cash equivalents	67.3	(39.2)
Cash and cash equivalents at January 1	98.6	169.2

Cash and cash equivalents at June 30	$165.9	$130.0

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended June 30, 2006
	Reported	Currency Impact	Adjusted
Research Essentials	(0.6)%	—%	(0.6)%
Research Specialties	2.1%	—%	2.1%
Research Biotech	1.0%	(0.4)%	1.4%
SAFC	0.7%	(0.3)%	1.0%
Total	1.0%	(0.2)%	1.2%

	Six Months Ended June 30, 2006
	Reported	Currency Impact	JRH Industrial	Adjusted
Research Essentials	2.2%	(2.0)%	—%	4.2%
Research Specialties	3.4%	(2.3)%	—%	5.7%
Research Biotech	5.2%	(2.5)%	—%	7.7%
SAFC	12.4%	(1.7)%	9.0%	5.1%
Total	5.7%	(2.1)%	2.3%	5.5%

Business Unit Sales

(in millions)

	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	Fourth Quarter 2005	Total 2005
Research Essentials	$87.5	$88.6	$83.6	$81.3	$341.0
Research Specialties	161.4	160.7	151.5	152.6	626.2
Research Biotech	65.6	68.3	63.3	64.8	262.0
SAFC	85.3	126.4	113.8	111.8	437.3

Total Customer Sales	$399.8	$444.0	$412.2	$410.5	$1,666.5

	First Quarter 2006	Second Quarter 2006	YTD 2006
Research Essentials	$91.8	$88.1	$179.9
Research Specialties	168.8	164.1	332.9
Research Biotech	71.8	69.0	140.8
SAFC	110.7	127.3	238.0

Total Customer Sales	$443.1	$448.5	$891.6

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Proforma net income before currency impact, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	$72.3	$64.3	$1.07	$0.93
Currency impact	(2.0)	—	(0.03)	—

Proforma net income before inventory purchase accounting charge and proforma 2005 stock-based compensation expense	70.3	64.3	1.04	0.93
Proforma 2005 stock-based compensation expense	—	1.8	—	0.03
Inventory purchase accounting charge	—	(3.6)	—	(0.05)

Total reported net income	$70.3	$62.5	$1.04	$0.91

	Net Income (millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Proforma net income before currency impact, tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	$143.8	$125.9	$2.12	$1.82
Currency impact	(4.9)	—	(0.07)	—

Proforma net income before tax claim settlement benefit, inventory purchase accounting charge and proforma 2005 stock-based compensation expense	138.9	125.9	2.05	1.82
Proforma 2005 stock-based compensation expense	—	4.6	—	0.07
Tax claim settlement benefit	—	11.3	—	0.16
Inventory purchase accounting charge	(2.1)	(4.7)	(0.03)	(0.07)

Total reported net income	$136.8	$137.1	$2.02	$1.98